Exhibit 2.0

                                    AGREEMENT

                                       AND

                             PLAN OF REORGANIZATION

                                  BY AND AMONG

                             OUTDOOR RESORTS, INC.,

                               INTELLIWORXX, INC.,

                                       AND

             KEVIN B. ROGERS, MICHAEL P. JONAS, DONALD H. POUND, JR.

                     VINCENT D. REYNOLDS, IAN N. WHITEHEAD,

                            AND CHRISTOPHER J. FLOYD,

                               THE SHAREHOLDERS OF
                               INTELLIWORXX, INC.














                             Date: November 23, 1998

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                                                                               2


     Agreement and Plan of Reorganization ("Agreement"), dated as of November 23, 1998, by and among Outdoor Resorts, Inc., a Florida corporation ("Outdoor"); Intelliworxx, Inc., a Florida corporation (the "Acquiree"); and the individuals whose names appear on the signature page hereof, ("Selling Shareholders").

                                    RECITALS
                                    --------

     A. As of the date hereof, there are an aggregate of 50,000,000 shares of Outdoor's Common Stock, no par value (the "Outdoor Shares") authorized, of which 1,000,000 shares are issued and outstanding. The Board of Directors will no later than the Effective Date (as defined in Article 4 hereof) duly authorize the amendment of the Company's Articles of Incorporation so as to increase the authorized Outdoor Shares to 100,000,000. Upon the Effective Date, 12,000,000 shares are to be issued as herein below more fully described in Section 4 of this Agreement.

     B. Intelliworxx, Inc. is a Florida corporation, whose issued and outstanding common stock (the "Intelliworxx Stock") is owned, beneficially and of record, by the individuals whose names appear on the signature page hereof under the designation "Selling Shareholders", who together own all of the 600,000 issued and outstanding shares of the Intelliworxx Stock, each owning the number of shares set forth opposite their respective names.

     C. The parties hereto intend that the issuance of the Outdoor Shares in exchange for the Intelliworxx Stock shall be in accordance with the applicable statutes of the State of Florida and shall qualify as a "tax-free" reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants, agreements and representations contained herein, the parties hereto agree as follows:

                              OPERATIVE PROVISIONS
                              --------------------

                                    ARTICLE 1

                                     MERGER
                                     ------

1.1 Transfer of Property and Liabilities. Upon the Effective Date (as defined in
Article 4 hereof) of the merger, the separate existence of Acquiree shall cease; all of the outstanding shares of stock of Acquiree shall be exchanged for and converted into the Outdoor Shares; and upon the filing of a Certificate of Merger with the Secretary of State of the State of Florida, Outdoor shall possess all the rights, privileges, immunities, powers and purposes, and all property, causes of action and every other asset of Acquiree and shall assume and be liable for all the liabilities, obligations and penalties of Acquiree, in accordance with Florida law.

1.2 Surviving Corporation. Following the merger, the existence of Outdoor shall continue unaffected and unimpaired by the merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities of a corporation organized under the laws of Florida. The Certificate of

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                                                                               3

Incorporation and Bylaws of Outdoor, as in effect immediately prior to the Effective Date, shall continue in full force and effect, and, except as provided otherwise in this document, shall not be changed in any manner by the merger.

                                    ARTICLE 2
                                    ---------

                              CONVERSION OF SHARES
                              --------------------

2.1 Conversion Ratio. As a result of the merger contemplated by this Agreement, the holders of the Intelliworxx Stock will receive twenty (20) restricted Outdoor shares for each share of Intelliworxx stock that they own on the Closing Date (as defined herein). In order to effect such conversion, all of the 600,000 shares of Intelliworxx Stock issued and outstanding prior to the Merger will, as a result of the Merger and with no further action on the part of the holder thereof, be transformed and converted into the right to receive twelve million (12,000,000) Outdoor shares, upon surrender of the certificates for the Intelliworxx Stock.

2.2 Shares of Outdoor. On the date of the Closing, Outdoor represents that 1,000,000 shares of its common stock, no par value per share, are issued and outstanding. None of the issued and outstanding shares of Outdoor shall be converted as a result of the merger and all of such shares shall remain issued and outstanding shares of capital stock of Outdoor.

2.3 Assets of Acquiree. Prior to the Effective Date, Acquiree will retain all the assets, properties, business and goodwill of Acquiree of every kind and description, wherever located, including without limitation, all property, tangible or intangible, real, personal, or mixed, accounts receivable, patent rights, trademarks, trade names, bank accounts, cash and securities, claims and rights under contracts of Acquiree, rights to use its corporate name and all other names or slogans used by Acquiree in connection with its business or products and all books and records of Acquiree relating to its business (collectively referred to as the "Assets"), all as the same shall exist at the date of this Agreement. Such Assets shall, without limitation, include all Assets of Acquiree shown on the Interim Balance Sheet referenced in Section 5.8 below, and all Assets thereafter acquired by Acquiree prior to the Effective Date, except such of those Assets of Acquiree as (1) may have been disposed of prior to the Effective Date in the ordinary course of business, and (2) may have been otherwise disposed of prior to the Closing Date at the request or with Outdoor's written consent.

                                    ARTICLE 3
                                    ---------

                              RELATED TRANSACTIONS
                              ADDITIONAL AGREEMENTS
                              ---------------------

3.1 Change in Corporate Name. The Board of Directors of Outdoor shall authorize the change of its name to "Intelliworxx, Inc.", or such other name approved by the Selling Shareholders, on the Effective Date and shall file an amendment to its Articles of Incorporation to reflect such change.


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                                                                               4

3.2 Increase Authorized Shares. The Board of Directors of Outdoor shall cause its Articles of Incorporation to be amended, as of the Effective Date, to increase the number of shares of its authorized common stock from 50,000,000 to 100,000,000 shares.

3.3 Change in Board of Directors of Outdoor. At the Closing, the current director of Outdoor shall elect Kevin B. Rogers as Chairman of the Board and Michael P. Jonas, Donald H. Pound, Jr., Vincent D. Reynolds, Ian N. Whitehead, and Christopher J. Floyd as members of the Board of Directors of Outdoor and immediately thereafter, Donald R. Mastropietro shall resign as Outdoor's sole officer and director. Such persons shall serve as members of the Board of Directors of Outdoor until the next annual meeting of the shareholders of Outdoor, or until their successors are duly elected and seated. Copies of the Meeting of the Board of Directors of Outdoor and Mr. Mastropietro's resignation are attached hereto as Composite Schedule 3.3.

3.4 Officers. Donald R. Mastropietro, as the sole officer of Outdoor, shall resign as of the Closing Date and the Board of Directors of Outdoor, shall as of the Closing Date appoint the following officers: Kevin B. Rogers (President and Chief Executive Officer), Michael P. Jonas (Executive Vice President), Christopher J. Floyd (Vice President Finance, Chief Financial Officer and Treasurer), Donald H. Pound, Jr. (Vice President Engineering and Secretary), Vincent D. Reynolds (Vice President Software Technology) and Ian N. Whitehead (Director of Platform Integration). Such persons shall serve at the direction of the Board of Directors.

3.5 Conversion of Debt to Common Shares. As of the Closing Date, the Board of Directors of Acquiree and Outdoor have agreed to reserve for issuance up to 190,000 shares of restricted common stock of Outdoor in order that debt of Acquiree, represented by promissory notes, may be converted. Schedule 3.5 details the amounts to be converted.

3.6 Books and Records. The Selling Shareholders shall have delivered to Outdoor all of the books and records of Acquiree in their possession.


                                    ARTICLE 4
                                    ---------

                         CLOSING; CERTIFICATE OF MERGER
                         ------------------------------

4.1 Closing. The Closing contemplated by Section 1.1 shall be held at the offices of Intelliworxx, Inc., 1819 Main Street, Suite 11, Sarasota, Florida 34236 at 2:00 p.m. on Monday, November 23, 1998, unless another place or date is agreed upon in writing by the parties (the "Closing Date"). At the Closing, all documents called for by this Agreement (the "Closing Documents") shall be executed by the respective parties. The Selling Shareholders shall deliver to Outdoor the stock certificates representing the shares of Intelliworxx to be acquired and the books and records of Acquiree. The Outdoor Shares shall be issued as follows:

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                                                                               5

         Kevin B. Rogers and/or assigns                        2,000,000 shares
         Michael P. Jonas and/or assigns                       2,000,000 shares
         Donald H. Pound, Jr. and/or assigns                   2,000,000 shares
         Vincent D. Reynolds and/or assigns                    2,000,000 shares
         Ian N. Whitehead and/or assigns                       2,000,000 shares
         Christopher J. Floyd and/or assigns                   2,000,000 shares


4.2 Certificate of Merger. After the Closing provided for in Section 4.1 above, the Certificate of Merger executed by the parties at Closing shall be submitted for filing with the Secretary of State of Florida. The date of the latter of such filing, or such other date as the parties may agree upon in writing pursuant to applicable law, shall be the effective date of the Merger (the "Effective Date").

                                    ARTICLE 5
                                    ---------

                        Representations and Warranties of
                        Acquiree and Selling Shareholders
                        ---------------------------------

     Acquiree and the Selling Shareholders represent and warrant to Outdoor as follows:

5.1 Organization, Power, Standing and Qualification. Acquiree is a corporation duly organized, validly existing, and in good standing under the laws in the State of Florida and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Acquiree is duly qualified to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have an adverse effect upon its financial condition, the conduct of its business or the ownership of its assets.

5.2 Authority. Acquiree and the Selling Shareholders have the power and authority to execute, deliver and perform this Agreement; and this Agreement is a valid and binding obligation of the Selling Shareholders, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

5.3 Validity of Contemplated Transactions; Interference. Other than as provided in Schedule 5.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Acquiree; (b) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any material agreement, contract, indenture, lease, or mortgage to which Acquiree is a party; (c) subject the assets of Acquiree to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement; (d) reasonably interfere with any other

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                                                                               6

agreement to which Acquiree is a party; or (e) violate any material provision of law, rule, regulation, order, permit, or license to which Acquiree is subject.

5.4 Capitalization of Acquiree. Acquiree's authorized capital stock consists of 2,000,000 shares of common stock, no par value, 600,000 of which shares are presently outstanding, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, conversion privileges, subscriptions, calls, commitments or rights of any character relating to any authorized but unissued capital stock of Acquiree.

5.5 Subsidiaries. Except as disclosed in Schedule 5.5 hereto, Acquiree owns no shares of capital stock or other equity interest in any corporation, partnership, joint venture or other business organization or enterprise.

5.6 Ownership of Shares. The Selling Shareholders hold all legal and beneficial ownership of and title to the issued and outstanding shares of the capital stock of Acquiree and have full authority to vote such shares in favor of the transactions contemplated by this Agreement.

5.7 Title to Properties. Except as set forth in Schedule 5.7 hereto, Acquiree has good, valid and marketable title to all of its assets, free and clear of all mortgages, liens, pledges, security interests and other encumbrances, except (a) mortgages, liens, pledges, security interests, and other encumbrances reflected in the Interim Financial Statements or the notes thereto [as such term is defined in Section 5.8 herein], (b) liens for current taxes not delinquent or being contested in good faith by appropriate proceedings, (c) liens in connection with workmen's compensation, unemployment insurance or other social security obligations, (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (e) mechanic's, workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, and
(f) such imperfections of title, lien, easements and encumbrances, if any, as are not substantial and do not materially detract from the value, or interfere with the present use, of any of the properties subject thereto or affected thereby, or otherwise impair the business, operations or prospects of Acquiree.

5.8 Financial Statements and Operating Information. Acquiree has delivered to Outdoor its unaudited balance sheet as of October 31, 1998 (the "Interim Balance Sheet") and its related statements of income and changes in financial position for the one month period then ended (collectively the "Interim Financial Statements"). The financial statements are, to the best knowledge of Acquiree and the Selling Shareholders consistent with the books and records of Acquiree and present fairly the financial condition and results of operations as of the respective dates thereof and the respective periods then ended, and there has been no material change in such financial condition of Acquiree since October 31, 1998, other than as set forth in Schedule 5.8.

5.9 Absence of Undisclosed Liabilities. Except as provided in Schedule 5.9, Acquiree has no material liabilities or obligations except for those (i) reflected on the Interim Balance Sheet; (ii) reflecting contractual liabilities or obligations incurred in the ordinary course of business that are not required

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                                                                               7

by generally accepted accounting principles to be reflected in a balance sheet;
(iii) incurred in the ordinary course of business subsequent to the date of the Interim Balance Sheet and not required to be disclosed pursuant to the terms of this Agreement; and (iv) specifically disclosed in a schedule to this Agreement. Except as otherwise provided in this Agreement, the term "liabilities or obligations" as used in this Agreement shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

5.10 Certain Tax Matters. Acquiree has duly filed all federal, state, and local tax returns and reports required to be filed by Acquiree for all periods ending on or prior to October 31, 1998 and all taxes, including income, gross receipts, and other taxes and any penalties with respect thereto, shown thereon to be due and payable, have been paid, withheld, or reserved for or are reflected as a liability in the Interim Balance Sheet. Except as provided in Schedule 5.10, Acquiree has not entered into any agreements for the extension of time for the assessment of any tax or tax delinquency, has received no outstanding or unresolved notices from the Internal Revenue Service or any taxing body of any proposed examination or of any proposed deficiency or assessment, and has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes, including without limitation social security and unemployment compensation, relating to its employees, and remitted such withheld amounts to the appropriate taxing authority as required by law. Acquiree has no permanent establishment located in any tax jurisdiction other than in the United States and is not liable for the payment of any taxes levied by any foreign tax jurisdiction.

5.11 Litigation; Compliance with Laws. Except as set forth in Schedule 5.11 attached hereto, there is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to the knowledge of the Selling Shareholders, threatened against or related to Acquiree. Except as set forth in Schedule 5.11 attached hereto, there has been no failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to Acquiree or its business operations, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against Acquiree which in any such case would reasonably be expected to have a material adverse effect on the financial condition, business, results of operations, properties or assets of Acquiree. Except as set forth in Schedule 5.11 attached hereto, Acquiree has obtained all permits, licenses, zoning variances, approvals, and other authorization for which the failure to so obtain would have a material adverse effect on Acquiree's operations. All such material permits, licenses, approvals and authorizations are currently valid and in full force and no revocation, cancellation or withdrawal thereof has been effected or threatened. The execution of this Agreement and the performance of the transactions contemplated hereby have not and will not change in any respect, or result in the termination of, any such material permits, licenses, certificates, zoning variances and authorizations. There have been no illegal kickbacks, bribes or political contributions made by Acquiree.


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                                                                               8

5.12 ERISA Matters. Schedule 5.12 attached hereto contains a complete and accurate list of all Benefit Plans (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended) and insurance policies relating thereto sponsored by Acquiree or to which Acquiree is making contributions as of the date hereof with respect to employees of Acquiree. Acquiree has timely paid, or will timely pay as soon as practicable, all employee benefits due and owing under the Benefit Plans sponsored by Acquiree in accordance with the terms of each such Benefit Plan.

5.13 Insurance. All inventories, machinery, equipment, buildings, improvements, and other tangible assets owned or leased by Acquiree are insured against fire and casualty under the policies and in the amounts and types of coverage set forth in Schedule 5.13 attached hereto (the "Policies") and between the date hereof and the Effective Date, Acquiree shall use commercially reasonable efforts to maintain all of the Policies, or policies which are substantially equivalent to the Policies. The Policies are outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable.
Schedule 5.13 is a true and correct schedule of all policies of fire, liability, and other forms of insurance, excluding the Benefit Plans listed in Schedule
5.12 pursuant to which the assets of Acquiree are insured (whether or not held by Acquiree) or with respect to which Acquiree pays all or part of the premium.

5.14 Proprietary Information. Acquiree owns, possesses or lawfully uses all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade dress, franchises, copyrights, copyright applications and similar intangible rights used in its business and trade secrets or other proprietary information similarly used (collectively, the "Patents and Trademarks"), each item of which is listed in Schedule 5.14 attached hereto, and those Patents and Trademarks designated on Schedule 5.14 are owned exclusively by Acquiree, are valid and enforceable, and none infringe (nor has any claim been made that there is any such infringement) the patents, trademarks, service marks, trade names, copyrights or similar intangible rights of others. After due inquiry, to the best of Acquiree's knowledge, there is no claim against Acquiree or any Shareholder that either is or may be infringing on or otherwise acting adversely to the rights of any person under or in respect of any patent, trademark, service mark, trade name, trade dress, copyright, license, franchise, permission, or other intangible right. Acquiree is not obligated or under any liability to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, trade name, trade dress, copyright, or other intangible asset with respect to the use thereof, in connection with the conduct of its business or otherwise.

5.15 Labor Disputes. Except as set forth in Schedule 5.15, Acquiree is not a party to any contract or other agreement with any labor union nor is Acquiree experiencing or the subject of or, to Acquiree's knowledge, threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees.

5.16 Contracts. Except as set forth in Schedule 5.16 or in another Schedule to this Agreement, Acquiree is not a party to any material contract, agreement, commitment, lease, indenture, fringe benefit or other plan. For purposes of this
Section 5.16 "material" shall mean any contract, agreement, commitment, lease,

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                                                                               9

indenture, fringe benefit or other plan entered into which is not in the ordinary course of business or, if entered into in the ordinary course of business, which involves a payment, commitment or entitlement in excess of $40,000. True and correct copies of all of the contracts, agreements, commitments, leases, indentures, fringe benefits or other plans, documents and instruments identified in Schedule 5.16, have been supplied to Outdoor.

5.17 Other Transactions. Acquiree has not, since inception, (a) operated its business except in the ordinary course of business, (b) incurred any debts, liabilities or obligations except in the ordinary course of business, (c) discharged or satisfied any liens or encumbrances, or paid any liens or encumbrances, or paid any material debts, liabilities or obligations, except in the ordinary course of business, (d) mortgaged, pledged or subjected to lien or other encumbrance any of its assets, tangible or intangible, except in the ordinary course of business and except those permitted by Section 5.7 hereof,
(e) sold or transferred any of its tangible assets having a book value of $25,000 or more, or canceled any debts or claims, except, in each case, in the ordinary course of business, or (f) suffered any extraordinary losses or waived any rights of substantial value.

5.18 Product Liability Insurance Claims. Acquiree is identified as an insured party under all policies of insurance relating to product liability listed on
Schedule 5.18 for and against any claim for product liability on an occurrence basis for events occurring prior to the Closing Date.

5.19 Bank Accounts. Schedule 5.19 attached hereto lists the names and addresses of every bank and other financial institution in which Acquiree maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

5.20 No Changes. Except as provided in Schedule 5.20, since October 31, 1998 there has not been:

          a. Any change in the financial or other condition, assets, liabilities or business of Acquiree, except changes described in Schedule 5.20 hereto, none of which individually or in the aggregate has been materially adverse to Acquiree;

          b. Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or would reasonably have an adverse affect on the business or assets of Acquiree to a material degree;

          c. Any strike, lockout, labor trouble or any similar event or condition of any character adversely affecting the business of Acquiree;

          d. Except as disclosed in writing to Outdoor from time to time, any declaration, setting aside or payment of any dividend or other distribution in respect of any of the shares of capital stock of Acquiree or any direct or indirect redemption, purchase or other acquisition of the shares of capital stock of Acquiree or any direct or indirect payment or incurring of management fees or other transactions between the Selling Shareholders and Acquiree; or

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                                                                              10

          e. Any increase in the compensation payable or to become payable by Acquiree to any of its officers, employees or agents, or any known payment or arrangement made to or with any thereof, except in the ordinary course of business as disclosed to Outdoor.

5.21 Veracity of Statements. To the knowledge of Acquiree and the Selling Shareholders, no representation or warranty by Acquiree or the Selling Shareholders contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to Outdoor pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make it not misleading.

5.22 Copies of Articles and Bylaws and Stock Records. A copy of Acquiree's Certificate of Incorporation (certified by the Secretary of State of Florida), Bylaws and stock records (certified by the Secretary of Acquiree) has been delivered to Outdoor and each is correct and in effect as at the date of this Agreement. Such books and records have been regularly and properly kept and are complete, accurate and legally sufficient under applicable law.

5.23 Condition of Tangible Assets. All material tangible portions of Acquiree's assets are in a condition sufficient for Acquiree's operations.

5.24 Directors and Officers. Acquiree has delivered to Outdoor a true and complete list as of the date of this Agreement showing the names of Acquiree's directors and officers, each of whom has been duly elected and/or appointed.

5.25 Accounts Receivable. The accounts receivable of Acquiree reflected on the Interim Balance Sheet and those acquired and accrued thereafter through the date of this Agreement are valid and bona fide accounts receivable, created in the ordinary course of business, and, except as provided in Schedule 5.25, the allowance for doubtful accounts with respect thereto has been prepared in accordance with generally accepted accounting principles. No part of such accounts receivable is contingent upon performance by Acquiree of any obligation, other than any warranty obligation, and no agreements for deductions or discounts have been made with respect to any part of such receivables.

5.26 Inventories. All material portions of the inventories of Acquiree are fit for their intended use and the net finished goods portion thereof is saleable in the ordinary course of business, and the provision for slow and obsolete inventories has been made in accordance with generally accepted accounting principles.

5.27 Environmental Matters.

          a. Schedule 5.27 attached hereto sets forth:

               (1) all facts regarding hazardous substances, hazardous wastes and constituents used, handled, stored or disposed of on the Premises (as herein defined) by Acquiree, and to the knowledge of Acquiree of all predecessors in interest and all prior occupants of the Premises, where such use,

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                                                                              11
                    handling, storage or disposal may reasonably be expected to cause an adverse effect on the business, assets, or the financial condition of Acquiree;

               (2) all reports, studies or documents regarding releases of hazardous substances and hazardous wastes and constituents in, on, under or above the Premises filed with any governmental agency by Acquiree, and to the knowledge of Acquiree by all predecessors in interest and all prior occupants of the Premises; and

               (3) all studies or reports authorized by Acquiree, and to the knowledge of Acquiree by all predecessors in interest and all prior occupants of the Premises regarding environmental conditions of the Premises.

          b. Except as set forth in Schedule 5.27 attached hereto, Acquiree is not aware of, nor has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may reasonably be expected to interfere with or adversely affect its business, its assets or the financial condition of Acquiree or prevent compliance or continued compliance with Environmental Laws (as herein defined), or may reasonably be expected to give rise to any liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any hazardous substance or hazardous wastes or constituents by Acquiree, all predecessors in interest and all prior occupants of the Premises.

          c. Acquiree has used due diligence to discover the existence of the information to be disclosed as itemized in Paragraphs (a) and (b).

          d. (1) Outdoor reserves the right prior to closing, but is not hereby obligated, to undertake an investigation of the Premises and Acquiree shall cooperate in providing reasonable access to the Premises and any documents deemed by Outdoor necessary for such investigation; provided, however, that such investigation shall not interfere with or cause any damage to the business or the assets of Acquiree. All fees, costs and expenses in connection with such investigation shall be paid by Outdoor.


               (2) If Outdoor discovers that any of the representations or warranties of Acquiree or the Selling Shareholders contained in Section 5.28(a) of this Agreement are inaccurate in any material respect and that, except as previously disclosed by Acquiree to Outdoor, hazardous wastes, hazardous substances or constituents, are present in, on, under or above the Premises, the presence of which has or may reasonably be expected to have a material adverse effect on the business, the assets or the financial condition of Acquiree, upon notice to Acquiree to that effect Outdoor may terminate this Agreement and shall have no further obligations under this Agreement.

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                                                                              12

          e. For purposes of Section 5.27 of this Agreement:

               (1) The term "hazardous substance" has the definition set forth in 42 USC ss.9601(1);

               (2) The term "hazardous wastes and/or constituents" has the definition set forth in 42 USCss.6903(5) and 40 CFR part 261;

               (3) The term "Environmental Laws" means the collective federal, state, and local statutes, rules, regulations, ordinances and laws relating to environmental conditions or hazardous substances as currently in effect, including but not limited to the Solid Waste Disposal Act, 42 USC ss.ss.6901-6991i; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 USC ss.ss. 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act, 49 USC ss.6901 et seq.; the Federal Water Pollution Control Act, 33 USC ss.1251 et seq.; the Clean Air Act, 42 USC ss.7401 et seq.; the Toxic Substance Control Act, 15 USC ss.ss. 2601-2629; the Safe Drinking Water Act, 42 USC ss.ss.300f-300j, all as amended; all similar state statutes and local ordinances; and the regulations, orders, judicial and administrative decisions presently in effect thereunder; and

               (4) The term "Premises" shall mean all of the leasehold interests held by or property owned by Acquiree, together with any improvements thereon located at or any other property where the business is or had been operated (the "Premises").

          5.28 Acquisition of Outdoor Shares for Investment. The Selling Shareholders are acquiring the Outdoor Shares for investment purposes, for their own account and not with a view to the resale or distribution thereof in violation of any state or federal securities laws. The Selling Shareholders shall not sell, transfer, pledge or hypothecate any of the Outdoor Shares in the absence of registration under or pursuant to an applicable exception from, federal and all applicable security law. The Selling Shareholders further acknowledge and agree that the certificates representing the Outdoor Shares shall bear a restrictive legend, in substantially the following form:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "ACT"), ARE RESTRICTED SECURITIES, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IS NOT REQUIRED TO BE REGISTERED UNDER THE ACT."

                               ARTICLE 6
                               ---------

               Representations and Warranties of Outdoor
               -----------------------------------------

          Outdoor represents and warrants to Acquiree and the Selling Shareholders as follows:

6.1 Organization, Power, Standing and Qualification. Outdoor is a corporation duly organized, validly existing and in good standing under the laws in the State of Florida and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Outdoor is duly qualified to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have an adverse effect upon its financial condition, the conduct of its business or the ownership of its assets.

6.2 Authority. Outdoor has the power and authority to execute, deliver and perform this Agreement; and this Agreement is a valid and binding obligation of Outdoor, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

6.3 Validity of Contemplated Transactions; Interference. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Outdoor; (b) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any material agreement, contract, indenture, lease, or mortgage to which Outdoor is a party; (c) subject the assets of Outdoor to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement; (d) reasonably interfere with any other agreement to which Outdoor is a party; or
(e) violate any material provision of law, rule, regulation, order, permit, or license to which Outdoor is subject.

6.4 Capitalization of Outdoor Resorts, Inc. Outdoor's authorized capital stock consists of 50,000,000 shares of common stock, no par value, 1,000,000 of which shares are presently outstanding, validly issued, fully paid and non-assessable. As of the Effective Date, the Board of Directors and a majority of shareholders will have duly authorized an amendment of Outdoor's Articles of Incorporation so as to increase the number of authorized Common Shares from 50,000,000 to 100,000,000. Said amendment to the Articles of Incorporation will be duly and properly filed as soon after the Effective Date as is feasible possible. The Outdoor Shares to be issued and sold to each Selling Shareholder pursuant to this Agreement, when issued and delivered as provided herein will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive or similar rights. There currently are no rights, agreements, commitments, option or warrants of any character obligating Outdoor, contingently or otherwise, to issue any additional shares of Outdoor stock or to register any shares of its capital stock under any applicable federal or state securities laws.

6.5 Subsidiaries. Except as disclosed in Schedule 6.5 hereto, Outdoor owns no shares of capital stock or other equity interest in any corporation, partnership, joint venture or other business organization or enterprise.

6.6 Financial Statements. Outdoor has delivered to Acquiree and the Selling Shareholders its balance sheets for each of the last two full fiscal years ending before the date of this Agreement as well as its statement of income and loss for the same periods. In addition, Outdoor has delivered to Acquiree and the Selling Shareholders its audited financial statements for period ending August 31, 1998 and unaudited balance sheet and income statement for the period ending November 22, 1998 (the "Outdoor Interim Balance Sheet") which has been prepared in accordance with the applicable books and records of Outdoor and presents fairly the financial condition of Outdoor as of November 22, 1998, and represents there has been no material change in such financial condition of Outdoor since November 22, 1998.

6.7 Absence of Undisclosed Liabilities. Outdoor has no liabilities or obligations except for those (i) reflected on the Outdoor Interim Balance Sheet;
(ii) reflecting contractual liabilities or obligations incurred in the ordinary course of business that are not required by generally accepted accounting principles to be reflected in a balance sheet; (iii) incurred in the ordinary course of business subsequent to the date of the Outdoor Interim Balance Sheet and not required to be disclosed pursuant to the terms of this Agreement; and
(iv) specifically disclosed in Schedule 6.7 attached hereto. Except as otherwise provided in this Agreement, the term "liabilities or obligations" as used in this Agreement shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

6.8 Certain Tax Matters. Outdoor has duly filed all federal, state, and local tax returns and reports required to be filed by Outdoor for all periods ending on or prior to October 31, 1998 and all taxes, including income, gross receipts, and other taxes and any penalties with respect thereto, shown thereon to be due and payable, have been paid, withheld, or reserved for or are reflected as a liability in the Outdoor Interim Balance Sheet. The returns and reports are, to the best knowledge of Outdoor, correct and complete. Outdoor has not entered into any agreements for the extension of time for the assessment of any tax or tax delinquency, has received no outstanding or unresolved notices from the Internal Revenue Service or any taxing body of any proposed examination or of any proposed deficiency or assessment, and has properly withheld all amounts required by law to be withheld for income taxes and unemployment taxes, including without limitation social security and unemployment compensation, relating to its employees, and remitted such withheld amounts to the appropriate taxing authority as required by law. Outdoor does not have a permanent establishment located in any tax jurisdiction other than in the United States and is not liable for the payment of any taxes levied by any foreign tax jurisdiction.

6.9 Litigation; Compliance with Laws. There is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to the knowledge of Outdoor threatened against or related to Outdoor. There has been no failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to Outdoor or its business operations, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against Outdoor which might have a material adverse effect on the financial condition, its business, results of operations, properties or assets of Outdoor. There have been no illegal kickbacks, bribes or political contributions made by Outdoor.

6.10 No Changes. Since October 31, 1998 there has not been:

          a. Any change in the financial or other condition, assets, liabilities or business of Outdoor, except changes described in Schedule 6.10 hereto, none of which individually or in the aggregate has been materially adverse to Outdoor;

          b. Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or may adversely affect the business or assets of Outdoor to a material degree;

          c. Any strike, lockout, labor trouble or any similar event or condition of any character adversely affecting the business of Outdoor;

          d. Except as disclosed in writing to the Selling Shareholders from time to time, any declaration, setting aside or payment of any dividend or other distribution in respect of any of Outdoor's shares or any direct or indirect redemption, purchase or other acquisition of Outdoor's shares or any direct or indirect payment or incurring of management fees or other transactions between the shareholders of Outdoor; or

          e. Any increase in the compensation payable or to become payable by Outdoor to any of its officers, employees or agents, or any known payment or arrangement made to or with any thereof, except in the ordinary course of business as disclosed to the Selling Shareholders.

6.11 Veracity of Statements. No representation or warranty by Outdoor contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to the Selling Shareholders pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make it not misleading.

6.12 Copies of Articles of Incorporation, Bylaws and Stock Records. A copy of Outdoor's Certificate of Incorporation, Bylaws and stock records (certified by the Secretary of Outdoor) has been delivered to the Selling Shareholders and each is correct and in effect as at the date of this Agreement. Such books and records have been regularly and properly kept and are complete, accurate and legally sufficient under applicable law.

6.13 Directors and Officers. Schedule 6.13 attached hereto is a true and complete list as of the date of this Agreement showing the names of Outdoor's directors and officers, each of whom has been duly elected.

6.14 ERISA Matters. Outdoor has no Benefit Plans (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended).

6.15 OTS - Bulletin Board. Outdoor has filed a Form 15c-211 with the National Association of Securities Dealers ("NASD") and has received clearance to be listed on the OTC-Bulletin Board under the symbol "OUDR". The filing with the NASD was true and complete and contained no misleading or false information. On the Effective Date, the common stock of Outdoor will be listed on the OTC-Bulletin Board with at last one market maker publishing a quotation for the Outdoor Common Stock.

                                    ARTICLE 7
                                    ---------

                ACTIVITIES PRIOR TO THE CLOSING DATE BY ACQUIREE
                ------------------------------------------------
                          AND THE SELLING SHAREHOLDERS
                          ----------------------------

7.1 Operation of Business. Acquiree and the Selling Shareholders hereby agree that from and after the date hereof to the Effective Date, except as otherwise contemplated by this Agreement or with Outdoor's express written consent, Acquiree and the Selling Shareholders shall conduct its business solely in the ordinary course and Acquiree shall:

          a. Not amend Acquiree's Certificate of Incorporation or Bylaws except as may be necessary to carry out this Agreement or as required by law;

          b. Not change Acquiree's corporate name or consent to the use thereof by any other corporation;

          c. Not pay or agree to pay to any employee, officer, or director of Acquiree, without the consent of Outdoor, compensation that is in excess of the current compensation level of such employee, officer, or director except in the ordinary course of business as disclosed from time to time to Outdoor;

          d. Not make any changes in Acquiree's management without the consent of Outdoor;

          e. Not merge or consolidate Acquiree with any other corporation or allow it to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity;

          f. Not sell, transfer, or otherwise dispose of any material assets without the prior written consent of Outdoor, except in the ordinary course of business;

         g. Not create, incur, assume, or guarantee any indebtedness for money borrowed except in the ordinary course of business; create or suffer to exist any mortgage, lien, or other encumbrance on any of its properties or assets, real or personal, except those in existence on the date hereof or permitted by
Section 5.7; or increase the amount of any indebtedness outstanding under any loan agreement, mortgage, or other borrowing arrangement in existence on the date hereof;

          h. Cause Acquiree to pay when due in accordance with historical practice all accounts payable and trade obligations of Acquiree;

          i. Maintain all material tangible portions of the assets of Acquiree in good operating repair, order, and condition, reasonable wear and tear excepted, and notify Outdoor immediately upon any loss of, damage to, or destruction of any material tangible portion of the assets;

          j. Use their best efforts to maintain in full force and effect insurance coverage of the types and in the amounts set forth in Schedule 5.13 attached hereto and apply the proceeds received under any insurance policy or as a result of any loss or destruction of or damage to any assets to the repair or replacement of such assets;

          k. Use its best efforts to maintain in full force and effect all material agreements, contracts, leases, licenses, permits, authorizations, and approvals necessary for or related to the operation of the business of Acquiree in all respects and in all places as the business is now conducted;

          l. Use its best efforts to preserve Acquiree's business organization intact, to keep available the services of its present employees and to preserve the good will of its customers and others having business relations with it;

          m. Timely pay in accordance with the terms of each Benefit Plan all bona fide claims for Benefits thereunder; and

          n. Promptly advise Outdoor in writing of the commencement of, and of any known threat to commence any, suit, claim, action, arbitration, legal or administrative proceeding, governmental investigation, or tax audit against Acquiree.

7.2 Access to Information. Acquiree shall provide Outdoor and its accountants, counsel and other representatives, during normal business hours and upon reasonable notice, access to the properties of Acquiree, including books, records, equipment, real estate, contracts, and other assets, and upon reasonable notice shall provide an opportunity to discuss the business and assets with its officers, employees, and independent accountants, customers, suppliers and sales representatives and furnish to Outdoor and its representatives copies of such documents, records, and information with respect to the affairs of Acquiree as Outdoor or its representatives may reasonably request and Outdoor shall afford such information confidential treatment.

7.3 Labor Disputes. Between the date hereof and the Effective Date, Acquiree shall promptly advise Outdoor of any actual or threatened union organization campaign, strike, slowdown, work stoppage, or other labor disturbance ("Labor Dispute") by any labor union or group of employees against Acquiree, and Acquiree shall use its best efforts to resolve any and all Labor Disputes to the mutual satisfaction of Outdoor and Acquiree.

7.4 Best Efforts. Subject to the other provisions of this Agreement, Acquiree shall use its best efforts to cause the conditions listed in Article 9.1 hereof to be satisfied on the Effective Date.

                                    ARTICLE 8
                                    ---------

                   ACTIVITIES PRIOR TO CLOSING DATE BY OUTDOOR
                   -------------------------------------------

8.1 Operation of Business. Outdoor hereby agrees that from and after the date hereof to the Effective Date, except as otherwise contemplated by this Agreement or with Acquiree's express written consent, Outdoor shall conduct its business solely in the ordinary course and Outdoor shall:

          a. Not amend Outdoor's Certificate of Incorporation or Bylaws except as may be necessary to carry out this Agreement or as required by law;

          b. Not merge or consolidate Outdoor, or any subsidiary, with another entity, acquire another entity or agree to be acquired by any other entity;

          c. Not sell, transfer, or otherwise dispose of any material assets without the prior written consent of Acquiree, except in the ordinary course of business; and

          d. Maintain in full force and effect all material agreements, contracts, leases, licenses, permits, authorizations, and approvals necessary for or related to the operation of the business of Outdoor in all respects and in all places as the business is now conducted.

8.2 Best Efforts. Subject to the other conditions of this Agreement, Outdoor shall use its best efforts to cause the conditions listed in Article 9.2 hereof to be satisfied on the Closing Date.

                                    ARTICLE 9
                                    ---------

                       CONDITIONS PRECEDENT TO THE CLOSING
                       -----------------------------------

9.1 Obligation of Outdoor to Close. The obligation of Outdoor to consummate the merger on the Effective Date shall be subject to the satisfaction or the waiver by Outdoor of the following conditions on or prior to the Closing Date:

          a. Representations and Warranties; Compliance with Agreement. The representations and warranties of Acquiree and the Selling Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, and Acquiree and the Selling Shareholders shall have performed all covenants and agreements to be performed by either of them under this Agreement on or prior to the Effective Date, and Acquiree and the Selling Shareholders shall have delivered to Outdoor certificates to such effect dated the Effective Date signed by the Selling Shareholders and by Acquiree, which certificates shall be in the form attached hereto as Schedule 9.1(a);

          b. Litigation Affecting Closing. On the Effective Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened;

          c. Required Consents. The holders of any single debt obligation of Acquiree exceeding $250,000, the lessors of any material real or property or assets leased by Acquiree, the parties (other than Acquiree) to any other material contract, commitment or agreement to which Acquiree is a party, any governmental agency or body or any other individual or entity which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business of Acquiree and any governmental body or regulatory agency having jurisdiction over Acquiree, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the merger contemplated hereby in the manner herein provided, shall have granted such consent or approval;

          d. No Material Damage to Business. The assets shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

9.2 Obligation of Acquiree and the Selling Shareholders to Close. The obligation of Acquiree and the Selling Shareholders to consummate the merger on the Effective Date shall be subject to the satisfaction of the following conditions on or prior to the Effective Date:

          a. Representations and Warranties; Compliance with Agreement. The representations and warranties of Outdoor set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date, and Outdoor shall have performed all covenants and agreements to be performed by either of them under this Agreement on or prior to the Effective Date, and Outdoor shall have delivered to Acquiree certificates to such effect dated the Effective Date and signed by Outdoor, which certificates shall be in the form attached hereto as Schedule 9.2(a); or

          b. Litigation Affecting Closing. On the Effective Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

          c. No Material Damage to Business. The assets of Outdoor shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

                                   ARTICLE 10
                                   ----------

                                 INDEMNIFICATION
                                 ---------------

10.1 By Acquiree and the Selling Shareholders. From and after the Effective Date, Acquiree and the Selling Shareholders, jointly and severally, shall indemnify and hold harmless Outdoor from and against (i) any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (together, a "Loss"), and which Outdoor may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Acquiree or the Selling Shareholders in this Agreement or from any misrepresentation in or omission from any schedule to this Agreement, and (ii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims (including employment-related claims) arising out of any of the foregoing; provided, however, that before Outdoor may assert a claim for indemnity under this Article, Outdoor must give or cause to be given written notice of such claim to the Selling Shareholders and Acquiree as provided in Section 10.4.

10.2 By Outdoor. From and after the Effective Date, Outdoor shall indemnify and hold harmless the Selling Shareholders from and against (i) any and all Loss which the Selling Shareholders may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Outdoor in this Agreement or from any misrepresentation in or omission from any certificate or document furnished or to be furnished to the Selling Shareholders hereunder and (ii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and claims (including employment-related claims) arising out of any of the foregoing; provided, however, that before the Selling Shareholders may assert a claim for indemnity under this Section, the Selling Shareholders must give or cause to be given written notice of such claim to Outdoor as provided in
Article 10.4.

10.3 Limitation of Indemnity. Notwithstanding any provisions herein to the contrary:

          a. Neither party shall be liable to the other party for any misrepresentation, the breach of any warranty or the failure to fulfill any covenant or agreement herein if such other party shall have had "actual knowledge" of the facts upon which such misrepresentation, breach or failure to fulfill is based at or prior to the Effective Date. For purposes of this Section 10.3(a) "actual knowledge" on the part of Outdoor or Acquiree, respectively, shall mean the actual knowledge of one or more of its executive employees; and

          b. The liability of either party computed otherwise in accordance with this Article 10 shall be limited to the after-tax consequence to the indemnified party (or the affiliated group of which such indemnified party is a member) of any such damage, loss, liability, deficiency cost or expense suffered or incurred by such indemnified party and shall be computed after giving effect to the recovery, if any, by the indemnified party of any applicable insurance proceeds, the pursuit of which shall be mandatory by the indemnified party.

10.4 Notice. Promptly after acquiring knowledge of any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which the Selling Shareholders have indemnified Outdoor against which Outdoor have indemnified the Selling Shareholders, or as to which any party may be liable, the Selling Shareholders, Acquiree, Outdoor, as the case may be, shall give to the other party written notice thereof. Each indemnifying party shall, at its own expense, promptly defend, contest or otherwise protect against any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which it or he has indemnified an indemnified party, and each indemnified party shall receive from the other party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other party who are familiar with the transactions out of which any such Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim may have arisen. The indemnifying party shall have the right to control the defense of any such proceeding unless relieved of its or his liability hereunder with respect to such defense by the indemnified party. The indemnifying party shall have the right, at its or his option, and, unless so relieved, to compromise or defend, at its or his own expense by its or his own counsel, any such matter involving the asserted liability of the indemnified party. In the event that the indemnifying party shall undertake to compromise or defend any such asserted liability, it or he shall promptly notify the indemnified party of its or his intention to do so. In the event that an indemnifying party, after written notice from an indemnified party, fails to take timely action to defend the same, the indemnified party shall have the right to defend the same by counsel of its or his own choosing, but at the cost and expense of the indemnifying party.

10.5 Money Damages. If the Losses indemnified against pursuant to the provisions of Articles 10.1 and 10.2 hereof can be compensated by the payment of money to the other party, the indemnifying party shall, within 21 days after receipt of a written notice of a claim pursuant to Article 10.4 deliver to the other party either: (i) the amount of such claim by check or by wire transfer to the bank account of that party's choosing, or (ii) a written notice stating that it or he objects to the validity of such claim and setting forth in reasonable detail the grounds on which it or he is contesting the validity of the claim.

                                   ARTICLE 11
                                   ----------

                          SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, GUARANTEES, AND COVENANTS
                      -------------------------------------

11.1 Date Certain for Survival. All representations and warranties made by the Selling Shareholders, Outdoor or Acquiree in this Agreement or pursuant hereto shall survive the closing hereunder for a period ending on the first anniversary of the Effective Date.

                                   ARTICLE 12
                                   ----------

   CONDUCT OF ACQUIREE, THE SELLING SHAREHOLDERS, AND OUTDOOR AFTER THE MERGER
   ---------------------------------------------------------------------------

12.1 Additional Actions and Cooperation. After the Effective Date, at the request of either party and at the requesting party's expense, but without additional consideration, the other party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Outdoor the assets of Acquiree Shares or to confirm and perfect the shareholder interest in the common stock of Outdoor, and otherwise to accomplish the orderly transfer to Outdoor of the assets and business of Acquiree as contemplated by this Agreement.

12.2 Audit Access. Outdoor will preserve the books, records, reports, documents and lists obtained by it pursuant to this Agreement for a period of at least seven years from the Effective Date, will not thereafter destroy or otherwise dispose of such records without giving the Selling Shareholders notice and the opportunity to take possession thereof, and, while in possession of such records, will permit representatives of the Selling Shareholders to have access at reasonable times to such books, records, reports, documents and files, to make such copies therefrom as such representatives reasonably request. Outdoor shall, subject to applicable law and regulation, and the terms of any confidentiality agreement, hold in confidence any nonpublic information concerning Acquiree obtained hereunder.

12.3 Insurance. On and after the Effective Date Outdoor shall cause Acquiree to maintain liability insurance coverage customary for the business engaged in by Acquiree and Outdoor shall use its best efforts for a period of three years from the Effective Date to cause the Selling Shareholders to be named as an additional insured thereon. On the Effective Date, Outdoor shall inform Acquiree as to the name of the insurer and terms of the policy providing such coverage, including the amount of any deductible, and shall inform the Selling Shareholders promptly upon any change in the insurer or the terms of such policy.

                                   ARTICLE 13
                                   ----------

                               BROKERAGE; EXPENSES
                               -------------------

13.1 None of the parties have employed or will employ any broker, agent, finder, or consultant (collectively, "Broker") or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except as herein set forth on Schedule 13.1 hereto. The Selling Shareholders are responsible for and hereby indemnify and hold Outdoor harmless against and in respect of any claim for brokerage fees, commissions, or other finders' fees or commissions of any such Broker employed by the Selling Shareholders or Acquiree and any additional such claims incurred by the Selling

Shareholders or Acquiree relative to this Agreement and the transactions contemplated hereby and any attorney fees incurred by any of these parties in relation to any such claim by a Broker. Similarly, Outdoor is responsible for and hereby indemnify and hold the Selling Shareholders harmless against and in respect of any claim for brokerage fees, commissions, or other finders' fees or commissions of any such Broker employed by Outdoor and any additional such claims incurred by Outdoor relative to this Agreement and the transactions contemplated hereby and any attorney fees incurred by Outdoor in relation to any such claim by a Broker. Except as otherwise expressly provided in this Agreement, Acquiree shall bear the expenses of Acquiree and the Selling Shareholders in connection with this Agreement or the transactions contemplated hereby, including without limitation, any brokerage commission. Outdoor shall bear their respective expenses incurred in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 14
                                   ----------

                                   TERMINATION
                                   -----------

14.1 Events of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Effective Date only as follows:

          a. By mutual consent of Acquiree and Outdoor within 3 days of the date of this Agreement;

          b. Provided that Outdoor is not in material default hereunder, by Outdoor upon three days' written notice to Acquiree and the Selling Shareholders, if all of the conditions precedent set forth in Article 9.1 hereof have not been met; or

          c. Provided that Acquiree and the Selling Shareholders are not in material default hereunder, by Acquiree or the Selling Shareholders upon three days' written notice to Outdoor if all of the conditions precedent set forth in
Article 9.2 hereof have not been met.

                                   ARTICLE 15
                                   ----------

                                 CORPORATE NAME
                                 --------------

15.1 Outdoor shall have the exclusive right to use the corporate name "Intelliworxx, Inc." after the Effective Date and the Selling Shareholders shall retain no rights therein.

                                   ARTICLE 16
                                   ----------

                                     GENERAL
                                     -------

16.1 Conflicts between Documents. In the event of any conflict between the terms of this Agreement and the terms of any other documents or instrument, the terms of this Agreement shall control and such documents and instruments shall be deemed amended and reformed to the extent required to eliminate any such conflict or inconsistency.

16.2 Entire Agreement; Amendments. This Agreement constitutes the entire understanding among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by all of the parties.

16.3 Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

16.4 Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

16.5 Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

16.6 Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

16.7 Notices. All notices and other communications hereunder shall be in writing and shall be given to the person by sending a copy thereof by certified mail or by telecopy. Notice shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or when transmitted by telecopy.

         If to Outdoor to:
                                       Mr. Donald R. Mastropietro, President
                                               Outdoor Resorts, Inc.
                                        1509 South Florida Avenue, Suite 2
                                                Lakeland, FL 33803
                                               (941) 686-1932 (fax)

         If to Acquiree:
                                            Mr. Kevin Rogers, President
                                                Intelliworxx, Inc.
                                           1819 Main Street, Suite 1101
                                                Sarasota, FL 34236
                                               (941) 365-1304 (fax)

         With a copy to:
                                               Joel Schneider, Esq.
                                             Sommer & Schneider, P.A.
                                          600 Old Country Rd., Suite 535
                                               Garden City, NY 11530
                                               (516) 228-8211 (fax)

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

16.8 Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

16.9 Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties.

16.10 Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the parties, and does not confer any rights on any other persons or entities.

16.11 Governing Law; Jurisdiction. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court taking jurisdiction of any dispute between them. By entering into this agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a Florida court. This Agreement shall be construed and enforced in accordance with law of the State of Florida. Venue for any such action shall be deemed proper in Hillsborough County, Florida.

16.12 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

16.13 Publicity. Prior to the Effective Date, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by the Acquiree, the Selling Shareholders and Outdoor. Except as may be required by law, prior to the Effective Date none of the parties hereto shall act unilaterally in this regard without the prior approval of the Acquiree, the Selling Shareholders and Outdoor; provided, however, that such approval shall not be unreasonably withheld.

16.14 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.15 Limitations Upon Consent: Whenever, under the terms of this Agreement, the parties hereto are called upon to give their written consent, such written consent will not be unreasonably withheld.

16.16 Form of Consent: All consents of any kind required under this Agreement shall be in writing. Whenever, under the terms of this Agreement, Outdoor, and/or Acquiree are authorized to give consent, such consent may be given and shall be conclusively evidenced by the Chairman of the Board of Directors or the president of each respective corporation giving such consent.

16.17 Attorneys' Fees and Court Actions: If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of such action, shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party.

16.18 Binding Effect: This Agreement shall inure to the benefit of and be binding upon Outdoor, Acquiree and the Selling Shareholders, and their successors or assigns, including but not limited to any corporation or other business entity which may acquire all or substantially all of Outdoor's and/or Acquiree's assets and business, or with, or into which Acquiree and/or any Acquiree subsidiary may be consolidated or merged, and upon the executors, administrators and legal representatives thereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                       OUTDOOR RESORTS, INC.

                                       By: /s/ Donald R. Mastropietro
                                           -------------------------------------
                                               Donald R. Mastropietro, President


                                       INTELLIWORXX, INC.

                                       By: /s/  Kevin B. Rogers
                                           -------------------------------------
                                                Kevin Rogers, President

THE SELLING SHAREHOLDERS
                                                         Amount of Shares of
                                                      Intelliworxx Stock Owned
                                                      ------------------------

/s/ Kevin B. Rogers                                           100,000
-------------------------------------
Kevin B. Rogers, an individual

/s/ Michael P. Jonas                                          100,000
-------------------------------------
Michael P. Jonas, an individual

/s/ Donald H. Pound, Jr.                                      100,000
-------------------------------------
Donald H. Pound, Jr., an individual

/s/ Vincent D. Reynolds                                       100,000
-------------------------------------
Vincent D. Reynolds, an individual

/s/ Ian N. Whitehead                                          100,000
-------------------------------------
Ian N. Whitehead, an individual

/s/ Christopher J. Floyd                                      100,000
-------------------------------------                         -------
Christopher J. Floyd, an individual

         Total Shares                                         600,000